Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—August 19, 2016

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.029923 per unit, payable on September 15, 2016 to unitholders of record on August 31, 2016. The distribution primarily represents oil production during the month of May 2016 and natural gas production during April 2016.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	65,223	2,104	311,904	10,397	$42.20	$1.90
Prior Month	65,679	2,189	357,235	11,524	$36.44	$1.56

Oil cash receipts for the properties underlying the Trust totaled $2.8 million for the current month, an increase of $0.4 million from the prior month calculation. The increase was due to a 14 percent increase in NYMEX oil prices from April to May. Natural gas cash receipts increased slightly, totaling approximately $0.6 million, primarily as a result of an 11 percent increase in NYMEX gas prices from March to April.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, decreased to $2.2 million as compared to $2.3 million in the prior month distribution calculation. The current distribution calculation did not include any capital expenditures. Total direct operating expenses and capital expenditures relate to expenses incurred during June 2016.

Enduro Resource Partners, the sponsor of the Trust (“Enduro”), previously established a reserve for approved development expenses. As a result of lower than anticipated capital expenditures to date in 2016, resulting in reduced expectations for 2016 capital expenditures, Enduro has released $150,000 of the reserve in the current distribution period, thereby increasing the net profits attributable to the Trust. Enduro has a remaining total reserve of $0.4 million for approved development expenses.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555